EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 3 to Form S-4 and related Prospectus of U.S. Industries, Inc., USI Global Corp. and USI American Holdings, Inc. for the registration of their 7-1/8% Senior Notes due 2003 and to the incorporation by reference therein of our report dated November 12, 1998, except for Note 16, as to which the date is April 26, 1999, with respect to the consolidated financial statements and schedule of U.S. Industries, Inc. included in its Annual Report on Amendment No. 2 to Form 10-K/A for the year ended September 30, 1998, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


New York, New York
May 12, 1999










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